Exhibit 8(iii)(2)

Amendment No. 4 to Participation Agreement (Pioneer)

AMENDMENT NO. 4 TO PARTICIPATION AGREEMENT

THIS AMENDMENT, dated as of May 1, 2013 to the Participation Agreement (the “Agreement”) dated March 1, 2005, among Transamerica Advisors Life Insurance Company (the “Company”), on its own behalf and on behalf of each of the segregated asset accounts of the Company set forth in Schedule A hereto, as may be revised from time to time (the “Accounts”), Pioneer Variable Contracts Trust (the “Trust”), Pioneer Investment Management, Inc. (“PIM”), and Pioneer Funds Distributor, Inc. (“PFD”).

WHEREAS, the parties executed an amendment dated March 1, 2012, to add Confidential Information, complying with Massachusetts privacy laws that shall hereafter be referred to as Amendment Number 3 to the Participation Agreement.

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. A new section, numbered consecutively, is added to the Agreement as follows:

ARTICLE XV. SUMMARY PROSPECTUS

Should the Trust and the Company desire to distribute the prospectuses of the funds within the Trust pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the Parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

15.1. For purposes of this Section, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

15.2. The Trust shall provide, or cause to provide, the Company with copies of the Summary Prospectuses and any supplements thereto in the same manner and at the same times as the Participation Agreement requires that the Trust provide the Company with Statutory Prospectuses. If the Trust makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, upon the Company’s request, the Trust shall provide the Company with a supplement setting forth the changes in the Rule 497 filing instead of providing the Company with a revised Summary Prospectus.

15.3. The Trust and/or the PIM/PFD shall be responsible for compliance with Rule 498(e).

15.4. The Trust and PIM/PFD each represent and warrant that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Trust and its series. The Trust further represents and warrants that it has reasonable policies and procedures in place to ensure that such web site complies with Rule 498.

15.5. The Trust and PIM/PFD each agree that the URL indicated on each Summary Prospectus will lead Contract owners directly to the web page used for hosting Summary Prospectuses (“Landing Page”) and that such Landing Page will host the current Trust and series’ documents required to be posted in compliance with Rule 498. The Trust shall promptly notify the Company of any interruptions in availability of this Landing Page that last more than 24 hours. Such Landing Page will contain the investment options available under the Agreement.

15.6. The Trust and PIM/PFD represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(1) involving Contract owner requests for additional Trust documents made directly to the Trust. The Trust and PIM/PFD further represent and warrant that any information obtained about Contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Trust documents.

15.7. The Company represents and warrants that it will respond to requests for additional fund documents made by Contract owners directly to the Company or one of its affiliates.

15.8. Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

15.9. If the Trust determines that it will end its use of the Summary Prospectus delivery option, the Trust and PIM/PFD will provide the Company with at least 90 days’ advance notice of its intent.

15.10. The Parties agree that the Company is not required to distribute Summary Prospectuses to its Contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give PIM/PFD and the Trust reasonable notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

15.11. The Parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Section as applicable.

2. Schedule A of the agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

PIONEER VARIABLE CONTRACTS TRUST		PIONEER INVESTMENT MANAGEMENT, INC.

By:	/s/ Christopher J. Kelley	By:	/s/ Mark D. Goodwin
Name:	Christopher J. Kelley	Name:	Mark D. Goodwin
Title:	Secretary	Title:	EVP, COO
Date:	6/26/13	Date:	6-26-13

PIONEER FUNDS DISTRIBUTOR, INC.		TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

By:	/s/ Joseph Kringdon	By:	/s/ John Mallett
Name:	Joseph Kringdon	Name:	John Mallett
Title:	President	Title:	Vice President
Date:	6-24-13	Date:	7-5-13

SCHEDULE A

Revised May 1, 2013

SEPARATE ACCOUNTS

Merrill Lynch Life Variable Annuity Separate Account A

CONTRACTS

Merrill Lynch Investor Choice Annuity

PORTFOLIOS

Pioneer Emerging Markets VCT Portfolio – Class II Shares

Pioneer Fund VCT Portfolio – Class II Shares

Pioneer High Yield VCT Portfolio – Class II Shares

Pioneer Real Estate Shares VCT Portfolio – Class II Shares